                            EXHIBIT I.1

               Pro forma Consolidated Financial Data


     The following table presents consolidated statements of operations for the Company and Studer Revox AG for the twelve months ended December 31, 1993 and also includes pro forma consolidated statements for the same period to give effect to the Studer acquisition as though it occurred on January 1, 1993. The statement of operations data for Harman International has been derived from quarterly unaudited consolidated financial statements of the Company and its subsidiaries. The pro forma financial data presented does not purport to represent what the Company's results of operations would have been had such transactions occurred at the beginning of the period presented or to project the Company's results of operations for any future period.

                         Twelve Months Ended December 31, 1993
                    -----------------------------------------------------
(000 except per                                Studer
  share data)       Studer   Adjustments(1)   Adjusted  Harman  Pro forma
                    -----------------------------------------------------

Statements of
  Operations:

Net sales           $91,176   (16,218) (2)     74,958   729,241  804,199

Cost of sales        56,504   (17,609) (2,5,7) 38,895   510,512  549,407
                    ----------------------------------------------------
  Gross profit       34,672     1,391          36,063   218,729  254,792

Operating expenses   53,613   (19,203) (2,3,6) 34,410   165,428  199,838
                    ----------------------------------------------------
Operating
 income (loss)      (18,941)   20,594           1,653    53,301   54,954

Interest expense      5,978    (4,729) (2,3,4)  1,249    24,061   25,310

Miscellaneous, net    1,818        81  (2)      1,899      (435)   1,464
                    ----------------------------------------------------
Income (loss)
  before taxes      (26,737)   25,242          (1,495)   29,675   28,180

Income taxes         (1,410)      (35) (2)     (1,445)   11,789   10,344
                    ----------------------------------------------------
Net income (loss)
  before extraordinary
  items and minority
  interest          (25,327)   25,277             (50)   17,886   17,836
                    ----------------------------------------------------
Extraordinary items      --      --                --      (748)    (748)
                    ----------------------------------------------------
Net income (loss)
  before minority
  interest          (25,327)   25,277             (50)   17,138   17,088

Minority interest       (37)     --               (37)       --      (37)
                    ----------------------------------------------------
Net Income (Loss)  $(25,364)   25,277             (87)   17,138   17,051
                    ====================================================
Net income per share
 before extraordinary
 items and minority
 interest                                                 $1.59   $1.58
                                                        =======  ======

Net income per share                                      $1.52   $1.51
                                                        =======  ======

Shares Outstanding                                       11,274  11,274

             Notes to Pro Forma Consolidated Financial Data

(1) Pro forma statements of operations adjustments are based upon preliminary estimates by the Company. The actual amount of these adjustments may vary from these estimates, and will not be determined until the Company completes its review of Studer's business and valuation of assets and liabilities. The Company believes that the actual amount of these adjustments, in the aggregate, will not vary materially from these estimates. Swiss Francs were converted to U.S. dollars based on the average exchange rate for the period.

(2) Reflects the elimination of the Revox Consumer Electronics Divisions which were not purchased by the Company, thus eliminating sales of $16,218,000, cost of sales of $10,145,000, operating expenses of $14,153,000, interest and miscellaneous costs of $2,089,000 and income taxes of $35,000.

(3) Represents the elimination of interest costs of approximately $1,600,000 and depreciation of approximately $1,490,000, real estate taxes of approximately $914,000 and real estate agents' fees of approximately $233,000 on buildings not purchased by the Company. The Company has leased from the seller a portion of the buildings previously owned rent-free for a period of three years.

(4) Reflects interest expense of approximately $947,000 no longer required as a result of a capital contribution by the Seller of SFR 17,000,000 or about $11,800,000.

(5) Reflects the elimination of payroll costs for the year 1993 of approximately $5,800,000 due to the termination of 120 employees in December 1993.

(6)  Reflects the elimination of management fees of approximately
$866,000 which were paid by Studer Revox AG to the Seller in 1993.

(7) Reflects the elimination of non-recurring expenses which were incurred by Studer Revox AG in 1993, including termination pay of approximately $1,650,000, non-trading losses in the Vienna operation of approximately $1,590,000 and other costs of approximately $225,000.















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